Exhibit 10.1
AGREEMENT

THIS AGREEMENT is made and entered into this 18th day of August, 2006, by and between Celsia Technologies Korea Inc., a corporation organized under the laws of the Republic of Korea having its registered office at #1101 Ace Techno Tower 8 cha, 191-7 Guro-dong, Guro-gu, Seoul, (“Celsia Korea”), Celsia Technologies UK Limited, a corporation organized under the laws of the United Kingdom (“Celsia UK”), and iCurie, Inc., a corporation organized under the laws of Nevada, US (“Celsia US”) (Celsia Korea, Celsia UK and Celsia US shall be collective referred to as the "Company"); and Dr. Jeong Hyun Lee, a Korean citizen who has provided service to the Company and whose address is 475-1 Gwachundong, Gwachun Shi (hereinafter "Dr. Lee").

(the Company and Dr. Lee collectively referred to as the "Parties")

WITNESSETH:

WHEREAS, Dr. Lee has decided to voluntarily resign from his position with the Company and the Company has agreed to accept such resignation under the terms and conditions set forth herein.

NOW THEREFORE, the Parties hereby agree as follows:

1.
Resignation and Effective Date. Dr. Lee shall voluntarily resign from his service with the Celsia Korea as Director and any other office and/or position held with Celsia Korea effective as of [September 16, 2006]. Dr. Lee shall also resign from his service with Celsia UK as Director and CTO and any other office and/or position held with Celsia UK as of [September 16, 2006], and from his service with Celsia US as CTO as of September 16, 2006. Dr. Lee shall remain a director for Celsia US during his current term. Starting from September 1, 2006 until September 16, 2006, Dr. Lee shall be deemed to take an unpaid leave of absence. From September 1, 2006, without prior authorization by the Company, Dr. Lee shall not be present in the premises of the Company and shall contact neither other officers/employees nor customers of the Company.

2.	Payments & Package. The Company shall provide the following separation package to Dr. Lee (“Package”)

(i) salaries covering the period until August 31;
(ii) reimbursement of business expenses claimed by Dr. Lee as shown in Attachment 1.

(iii) the Company mobile phones currently provided to Dr. Lee (provided, the Company shall pay reasonable bills for the mobile phones until August 31, 2006 and Dr. Lee shall be responsible for payment of bills for the mobile phones after August 31, 2006);

(iv) the Company PC’s (including notebook PC) currently provided to Dr. Lee (provided, the Company shall not be responsible for payment of any bills relating to PC’s after August 31, 2006); and
(v) Dr. Lee may use the Company car currently provided to him until September 30, 2006; provided, however that Dr. Lee shall pay for gas charges after August 31, 2006.

3.	Method for Payment. The Company shall make the cash payments of the Package set forth in Article 2 above in check or by electronic transfer on or before September 1, 2006.

4.	Taxes. The Company shall withhold taxes as required by law. Dr. Lee agrees that he shall be solely responsible for filing his tax returns and paying any applicable taxes to the local tax authorities.

5.
Full and Final Settlement. Dr. Lee acknowledges that the Package made pursuant to this Agreement are in full and final satisfaction of every existing and future entitlement, right or claim which, but for the existence and fulfillment of this Agreement, Dr. Lee might have in respect of his service and resignation from the Company and any company affiliated with the Company including Celsia UK, iCurie Inc., and without limiting the generality of the foregoing, the satisfaction of any entitlement or claims that Dr. Lee may have to salary, bonuses, severance pay, all other benefits and compensation received by Dr. Lee during his service with the Company and in connection with his resignation from the Company, and any and all other legal and statutory entitlement arising from his service with and resignation from the Company. It is specifically agreed that Dr. Lee is not entitled to any severance pay. It is agreed that Dr. Lee has no other claims against the company in regard to business travel expenses or any other expense claims whatsoever.

6.
Waiver of Legal Action. Dr. Lee hereby waives and releases the Company and any company affiliated with the Company, and its officers, directors, agents, employees, legal representatives or any other party with an interest in the Company from any claims arising out of Dr. Lee's service with and resignation from the Company and its affiliate(s), and Dr. Lee covenants that Dr. Lee shall not institute any action of any nature, in any administrative or judicial forum, against the Company and any company affiliated with the Company, its officers, directors, agents, employees, or any other party with an interest in the Company. Also, the Company waives only legal action against Dr. Lee in accordance with the claims in 6.

7.
No Disparagement. Dr. Lee hereby agrees that he will not make any comments to any third party which denigrate or disparage or otherwise make any statement, or permit or authorize any statement to be made, which is calculated or reasonably likely to damage the reputation or cause other damage to the Company (including any company affiliated with the Company, the Company's directors, officers, employees and agents).

8.
Cooperation. Dr. Lee agrees to use his best efforts to cooperate with and support the Company, its operations and policies through the end of his service with the Company and further agrees to resign from the Board of Directors of the Company and to fully cooperate to, among other things, deregister him from the Company registry. Specifically, Dr. Lee shall provide the duly executed resignation and other documents necessary to update the court registry on or before [August 31, 2006].

9.
Confidentiality. Dr. Lee and the Company shall hold in strict confidence and not disclose to any person, firm and/or corporation the circumstances involving his resignation and the negotiation in relation to his resignation or the specific terms and conditions of this Agreement.

10.
Return of Company Property. Except for the PC’s, desktop(s) and mobile phones discussed in Section 2(iii) to (v), Dr. Lee agrees that upon execution of this Agreement, he will immediately return to the Company all property, documents and items in his power, possession or control relating to the business of the Company and shall not retain any copies thereof. This includes, but is not limited to any Company corporate seal, papers, keys, pagers, records, documents, equipment (including computer notebook(s), electronic discs, and files and any computer passwords related thereto) and other information, in whatever form, relating in any way to the Company, unless specifically excluded by this Agreement. The Company car currently provided to Dr. Lee shall be returned to the Company on October 1, 2006.

11.
Non-Disclosure. Dr. Lee agrees to hold in strict confidence and not disclose to any person, firm and/or corporation or use confidential information and/or trade secrets of the Company which he may have acquired through or as a result of his service with the Company, without the prior written consent of the Company.

12.
Waiver. Dr. Lee acknowledges that all inventions which are conceived or made by him alone or with others, whether or not during usual business hours, during the period of his service to the Company, shall belong to the Company, unless specifically disclaimed by the Company in writing, provided that such are related to his services for the Company or are related in any manner to the Company’s business or are otherwise made through the use of the Company's or its customers' time, facilities or materials. Dr. Lee waives any rights, entitlement or claims which Dr. Lee might have in respect to such inventions.

13.
Non-Competition. Dr. Lee shall not for a period of eighteen (18) months immediately after his resignation from the Company, directly or indirectly, by any means or device whatsoever, for himself or on behalf of or in conjunction with any person, partnership or corporation, do any one or more of the following:

(1)	provide services similar to the Company's services or products;

(2)
divert, take away, or attempt to take away any account which he may have become aware of from customer information furnished to him by any employee or agent or former employee or agent of the Company; and

(3)	compete with the Company, render employment/services for a competitor of the Company.

14.
Dr. Lee agrees to not sell any of his shares of common stock until January 1, 2007. Furthermore, Dr. Lees agrees and understand that a leak out provision shall apply of 1/15 shares per month of his total amount of shares from January 1, 2007. Compensation agreement earned shares can be sold from first of January 2007 off market in private non-disclosed transaction

15.	Non-Solicitation.

Dr. Lee shall not for a period of eighteen (18) months after his resignation from the Company solicit, induce, entice, hire or attempt to hire away or employ any officer/employee of the Company or its customers unless the Company first gives its consent in writing.

16.
Indemnification. Dr. Lee shall fully indemnify and hold the Company harmless for any liability from any civil or criminal proceeding or litigation arising out of his acts or omissions not endorsed by the Company and shall fully cooperate with the Company and the relevant authorities in any investigation or inquiry in furtherance of such proceeding or litigation. Also, the Company indemnify Dr. Lee harmless in accordance with 16.

17.
Liquidated Damage. Further, in the event Dr. Lee violates any one or more of the foregoing covenants, acknowledging that damages arising from any breach of the covenants provided above are extremely difficult to compute and recognizing that it is beneficial for both parties to establish an amount of liquidated damages that would be paid in the event Dr. Lee breaches the provisions of Articles 6 through 14 above, Dr. Lee shall pay the Company a sum equal to the payments as set forth in Article 2 (i) & (ii) above. The Company's right to such damages shall be in addition to any rights of the Company to have any of Dr. Lee’s acts, which may breach the provisions of Articles 6 through 14above, enjoined, and further that the Company's right to such damages shall not be a waiver of any other remedies the Company may have against Dr. Lee due to any act of Dr. Lee which may breach the provisions of Articles 6 through 14 above.]

18.
Governing Law, Dispute Resolution and Language. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea. All disputes, controversies or differences which may arise between the parties hereto, out of or in connection with this Agreement, or for the breach thereof which are not amicably resolved between the parties shall be finally resolved by litigation before courts in Korea. This Agreement is executed in the English language, which shall prevail over any translation thereof.

IN WITNESS WHEREOF, the Parties, having fully understood the terms and conditions contained in this Agreement hereto, have executed this Agreement as of the date set forth above.

Celsia Technologies Korea Inc.		Dr. Jeong Hyun Lee

By	/s/ Hakan Wretsell	By	/s/ Jeong Hyun Lee

Name:	Wretsell	Name:	Jeong Hyun Lee
Title:	CEO	Res. No.:	640109-1019339

Celsia Technologies UK Limited

By	/s/ Hakan Wretsell

Name:	Wretsell
Title:	CEO

iCurie, Inc.

By	/s/ Hakan Wretsell

Name:	Wretsell
Title:	CEO

Witnesses: Jae Joon Choi; Michael Karpheden

Attachment 1.

Reimbursement of Business Expenses

1. The company shall pay Dr. Lee an amount of 84,000,000 Won for business expenses claimed by Dr. Lee. This shall be final payment and no other claims can by made by Dr. Lee relating to this matter.

2. Singapore trip from June /July, 2006

The company shall pay Dr. Lee 3,126,811 Won for business trip to Singapore. This payment is considered final in regard to this business trip and no other expense claims can be made.

To:	Celsia Technologies Korea Inc.
Celsia Technologies UK Limited
iCurie Inc. US

LETTER OF RESIGNATION

I, the Director of Celsia Technologies Korea Inc., Director and CTO of Celsia Technologies UK Limited, and CTO of iCurie Inc., US, hereby resign from the office effective as of September 16, 2006

Date:	August _18_, 2006

By	/s/ Jeong Hyun Lee
Name:	Jeong Hyun Lee

[To be sealed using certified individual seal and to attach an official copy of the certificate of individual seal impression]